Exhibit 99.1

Viking Therapeutics Reports First Quarter 2024 Financial Results and Provides Corporate Update

Conference call scheduled for 4:30 p.m. ET today

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Results From Phase 2 VENTURE Trial of GLP-1/GIP Agonist VK2735 in Obesity Demonstrated Up to 13.1% Placebo-Adjusted Weight Loss (14.7% From Baseline) at 13 Weeks; Shown to be Safe and Well-Tolerated

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Results From Phase 1 Trial of Oral VK2735 Demonstrated Promising Safety and Tolerability With Up to 3.3% Placebo-Adjusted Weight Loss (5.3% From Baseline) at 28 Days

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52 Week Histology Results From Phase 2b VOYAGE Study Evaluating VK2809 for the Treatment of NASH and Fibrosis Expected in 2Q24

•
Completed Public Offering of Common Stock Raising Gross Proceeds of Approximately $630 Million; Quarter-End Cash Position of $963 Million

SAN DIEGO, April 24, 2024 -- Viking Therapeutics, Inc. ("Viking") (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced its financial results for the first quarter ended March 31, 2024, and provided an update on its clinical pipeline and other corporate developments.

Highlights from the Quarter Ended March 31, 2024, and Other Recent Events:

“The first quarter of 2024 was an exceptional period for Viking,” stated Brian Lian, Ph.D., chief executive officer of Viking. “During the quarter, the company reported positive topline results from the Phase 2 VENTURE study of subcutaneous VK2735 in obesity, and encouraging initial data from a Phase 1 study of our novel oral tablet formulation of this compound. We plan to meet with regulators to discuss the path forward for both programs, and expect to advance each program into further development later this year. In addition, in the first quarter we completed the 52-week biopsies for the Phase 2b VOYAGE study of our thyroid hormone beta receptor agonist VK2809 in biopsy-confirmed NASH and fibrosis. This study successfully achieved the primary endpoint and affirmed VK2809’s potent effect on liver fat, along with its favorable tolerability and safety profile. We plan to report data on histologic changes assessed after 52 weeks of treatment later this quarter. Finally, during the first quarter, the company completed a public offering of common stock, raising approximately $630 million of gross proceeds to aggressively develop our pipeline programs through important clinical milestones.”

Pipeline and Recent Corporate Highlights

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Phase 2 VENTURE Trial of VK2735 in Obesity Achieves Primary and Secondary Endpoints Demonstrating Up to 13.1% Placebo-Adjusted Weight Loss at 13 Weeks; Shown to be Safe and Well-Tolerated. VK2735 is a wholly owned dual agonist of the glucagon like peptide-1, or GLP-1 receptor, and the glucose dependent insulinotropic polypeptide, or GIP receptor, for the potential treatment of obesity and other metabolic disorders.

During the third quarter of 2023, Viking initiated the Phase 2 VENTURE trial, evaluating VK2735 in patients with obesity. The VENTURE trial was a randomized, double-blind, placebo-controlled multicenter study to evaluate the safety, tolerability, pharmacokinetics, and weight loss efficacy of VK2735, administered subcutaneously, once weekly for 13 weeks. The trial was designed to enroll adults who are obese (BMI ≥30 kg/m2) or adults who are overweight (BMI ≥27 kg/m2) with at least one weight-related comorbid condition. Due to heightened clinician and patient interest, the trial size was increased to 176 patients, compared with the original target of 125 patients. The primary endpoint of the study assessed the percent change in body weight from baseline to Week 13 among patients treated with VK2735 as compared with placebo. Secondary and exploratory endpoints evaluated a range of additional safety and efficacy measures. The doses evaluated ranged from 2.5 mg to 15 mg, with titration utilized for final doses ≥5 mg.

During the first quarter of 2024, Viking announced positive top-line results from the VENTURE study. The trial successfully achieved its primary endpoint and all secondary endpoints, with patients receiving VK2735 demonstrating statistically significant reductions in body weight compared with placebo. Additionally, the study showed VK2735 treatment to be safe and well tolerated, with the majority of treatment emergent adverse events (TEAEs) being categorized as mild or moderate.

With respect to the primary endpoint, patients receiving VK2735 demonstrated statistically significant reductions in mean body weight from baseline, ranging up to 14.7%, as well as statistically significant reductions in mean body weight relative to placebo, ranging up to 13.1%. Statistically significant differences compared to placebo were observed for all doses starting at week 1 and were maintained throughout the course of the study. Weight loss in all treated cohorts appeared to be progressive through 13 weeks and did not show evidence of plateauing. The company believes this suggests that further weight loss could be achieved through extended dosing beyond the 13 week treatment period of this study.

VK2735 also demonstrated encouraging safety and tolerability in the VENTURE study, with the majority of observed adverse events (AEs) being reported as mild or moderate. Treatment and study discontinuation rates among VK2735 cohorts were well-balanced compared with placebo. TEAE rates in the study were slightly higher in VK2735 treated patients relative to placebo treated patients, driven primarily by expected differences in gastrointestinal (GI) related events. Of the GI related AEs, 95% were reported as mild or moderate. Across all cohorts in the VENTURE study, GI related AEs were most prevalent during the first week of the study, with observed rates generally declining through the remainder of the study.

Based on these results, Viking intends to meet with the U.S. Food and Drug Administration (FDA) to discuss next steps in the development of VK2735.

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Phase 1 Trial of Oral VK2735 Demonstrates Encouraging Safety and Tolerability; Positive Signs of Clinical Activity With Up to 3.3% Placebo-Adjusted Weight Loss After 28 Days; Shown to be Safe and Well-Tolerated.

Viking believes the potential to provide both subcutaneous and oral dosage forms may represent an important option for patients, and may significantly expand the market opportunity for VK2735. To this end, in 2023 Viking initiated a Phase 1 clinical study to evaluate a novel oral tablet formulation of VK2735.

This study was an extension of the prior SAD/MAD Phase 1 trial, a randomized, double-blind, placebo-controlled trial in healthy adults with a minimum BMI of 30 kg/m2. The dose levels evaluated to date have ranged from 2.5 mg daily to 40 mg daily. The primary objective of the study was to evaluate the safety and tolerability of VK2735 administered as an oral tablet once daily for 28 days. The secondary objective was to evaluate the pharmacokinetics of orally administered VK2735 in healthy subjects. Exploratory pharmacodynamic measures include assessments of changes in body weight and other metrics.

During the first quarter, Viking reported the initial data generated from this study. With respect to safety and tolerability, oral VK2735 was shown to be safe and well tolerated following once daily dosing for up to 28 days, at doses that were titrated up to 40 mg. Among subjects receiving oral VK2735, all TEAEs were reported as mild or moderate in severity, with the majority, 76%, reported as mild. Similarly, all GI related AEs in this study were reported as mild or moderate, with the majority, 79%, reported as mild. Mild nausea was reported in 14% of subjects receiving VK2735. No vomiting was reported among subjects receiving VK2735. Diarrhea was reported in 3% of VK2735 treated subjects, compared with 20% of subjects receiving placebo. Overall, no clinically meaningful differences were reported for GI AEs among subjects treated with VK2735 compared with placebo. Importantly, to date no serious adverse events (SAEs) have been reported in this study.

An exploratory assessment of change in body weight showed that subjects receiving oral VK2735 demonstrated dose dependent reductions in body weight, ranging up to 5.3% from baseline. Placebo-adjusted reductions in body weight reached up to 3.3% from baseline. Body weight reductions compared with baseline and placebo were statistically significant at the highest dose evaluated. Weight loss in the 28 day window of this study was progressive at the 20 mg and 40 mg dose levels, with no plateau observed.

Given the promising weight loss signal demonstrated, along with the excellent tolerability profile observed thus far, Viking is pursuing further dose escalation in this study. Decisions on additional dose escalation will be made pending a review of the safety and tolerability data generated from completed cohorts. In addition, based on the encouraging trajectory of weight loss observed in this study, and the lack of a plateau at 28 days for higher dose cohorts, the company believes that further benefits might be anticipated from longer dosing periods. To this end, Viking plans to initiate a Phase 2 trial in patients with obesity later this year.

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Histology Results for Phase 2b VOYAGE Study Evaluating VK2809 for the Treatment of NASH and Fibrosis Expected in 2Q24. VK2809 is an orally available, small molecule agonist of the thyroid hormone receptor that is selective for liver tissue, as well as the beta isoform of the receptor. Viking is currently evaluating VK2809 in the Phase 2b VOYAGE study, in patients with biopsy-confirmed NASH and fibrosis. The VOYAGE study is a randomized, double-blind, placebo-controlled, multicenter, international trial designed to assess the efficacy, safety and tolerability of VK2809 in patients with biopsy-confirmed NASH and fibrosis. Enrollment included patients with at least 8% liver fat content as measured by magnetic resonance imaging, proton density fat fraction (MRI-PDFF), as well as F2 and F3 fibrosis. The primary endpoint of the study evaluated the change in liver fat content from baseline to Week 12 in patients treated with VK2809 as compared to patients receiving placebo. Secondary objectives include the evaluation of histologic changes assessed by hepatic biopsy after 52 weeks of treatment.

During the second quarter of 2023, Viking announced positive topline results from the VOYAGE study. The trial successfully achieved its primary endpoint, with patients receiving VK2809 experiencing statistically significant reductions in liver fat content from baseline to Week 12 as compared with placebo. The median relative change from baseline in liver fat as assessed by MRI-PDFF ranged from 38% to 55% for patients receiving VK2809. In addition, up to 85% of patients receiving VK2809 experienced at least a 30% relative reduction in liver fat content (p<0.0001), a level of reduction that is associated with a greater likelihood of histologic improvement in NASH. Additionally, VK2809-treated patients demonstrated statistically significant reductions in low-density lipoprotein cholesterol (LDL-C), triglycerides, and atherogenic lipoproteins, all of which have been correlated with cardiovascular risk. These results support prior data demonstrating that VK2809 may offer a cardio-protective benefit through its robust reduction in plasma lipids.

The results for the primary endpoint of the VOYAGE Phase 2b study were highlighted in a November 2023 presentation at the annual meeting of the American Association for the Study of Liver Diseases (AASLD). A key takeaway from the presentation was the finding that treatment with VK2809 produced comparable liver fat reductions among patients with or without type 2 diabetes, as well as in patients with either F2 or F3 fibrosis. Specifically, among patients with type 2 diabetes, reductions from baseline in liver fat were reported for all VK2809 cohorts, ranging from 36% to 54% at Week 12. This effect size was comparable to that reported for patients without type 2 diabetes. Treatment with VK2809 also demonstrated potent reductions in liver fat among patients with either F2 or F3 fibrosis, with liver fat reductions ranging up to approximately 58% from baseline. These data suggest that activation of the thyroid hormone beta receptor remains effective at reducing liver fat in patients with varying degrees of fibrosis, as well as the presence of an important metabolic comorbidity, type 2 diabetes, that is commonly observed in patients with this disease. As liver fat and the associated lipotoxicity are believed to be underlying drivers in NASH, these data suggest benefits across important disease subgroups.

The topline VOYAGE data also confirmed previously reported results demonstrating VK2809’s encouraging safety and tolerability profile. After 12 weeks, 94% of treatment-related adverse events among patients receiving VK2809 were reported as mild or moderate. In particular, as observed in prior studies, VK2809 demonstrated excellent GI tolerability, with rates of nausea, diarrhea, stool frequency, and vomiting similar among VK2809-treated patients compared to placebo.

The company remains on track to report data from the secondary and exploratory objectives of the VOYAGE study, including the evaluation of histologic changes assessed by hepatic biopsy after 52 weeks of treatment, later this quarter.

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Results for Phase 1b Study of VK0214 in X-ALD Expected Mid-Year. VK0214 is a novel, orally available thyroid hormone receptor beta agonist that is being evaluated as a potential treatment for X-linked adrenoleukodystrophy (X-ALD), a rare neurogenerative disease for which there are currently no pharmacologic treatment options.

Results from a prior Phase 1 study of VK0214 in healthy volunteers successfully achieved its primary and secondary endpoints, demonstrating encouraging safety and tolerability, dose-dependent exposures, no evidence of accumulation, and a half-life consistent with once-daily dosing. No SAEs were observed, and no differences were reported for GI side effects such as nausea or diarrhea among subjects treated with VK0214 compared with placebo.

Following completion of the Phase 1 study, Viking initiated a Phase 1b study of VK0214 in patients with the adrenomyeloneuropathy, or AMN, form of X-ALD, which is the most common form of the disorder. The Phase 1b trial is a randomized, double-blind, placebo-controlled multi-center study in adult male patients with AMN. The primary objectives of the study are to evaluate the safety and tolerability of VK0214 administered orally, once daily for 28 days. The study also includes an evaluation of the pharmacokinetics of VK0214 in AMN patients, as well as an exploratory assessment of changes in plasma levels of very long chain fatty acids.

The company expects to announce results from the Phase 1b study of VK0214 in adrenomyeloneuropathy in mid-2024.

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Closed Successful Offering of Common Stock, Raising Gross Proceeds of Approximately $630 Million. In the first quarter, Viking closed a public offering of common stock, which raised gross proceeds of $632.5 million, significantly strengthening the company's cash position. As of the end of the first quarter, the company held approximately $963 million in cash, cash equivalents, and marketable securities. These funds will support the ongoing advancement of Viking's pipeline through important clinical milestones.

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Upcoming Investor Events. Viking management will participate in the following upcoming investor events:

BTIG Obesity Health Forum

Virtual

May 8

BofA Securities Health Care Conference 2024

Las Vegas, NV

May 14 – 16

Jefferies Global Healthcare Conference

New York, NY

June 5 – 6

Stifel 2nd European Healthcare Summit Lyon

Lyon, France

June 25 - 27

First Quarter 2024 Financial Highlights

Research and development expenses were $24.1 million for the three months ended March 31, 2024, compared to $11.0 million for the same period in 2023. The increase was primarily due to increased expenses related to manufacturing for the company’s drug candidates, pre-clinical studies, clinical studies, stock-based compensation, salaries and benefits and services provided by third-party consultants.

General and administrative expenses were $10.0 million for the three months ended March 31, 2024, compared to $9.5 million for the same period in 2023. The increase was primarily due to increased expenses related to stock-based compensation, salaries and benefits and services provided by third-party consultants, partially offset by a decrease in expenses related to legal and patent services.

For the three months ended March 31, 2024, Viking reported a net loss of $27.4 million, or $0.26 per share, compared to a net loss of $19.5 million, or $0.25 per share, in the corresponding period in 2023. The increase in net loss for the three months ended March 31, 2024, was primarily due to the increase in research and development expenses and general and administrative expenses, noted previously, partially offset by increased interest income, compared to the same period in 2023.

At March 31, 2024, Viking held cash, cash equivalents and short-term investments of $963 million, compared to $362 million as of December 31, 2023. The first quarter balance reflects the receipt of approximately $630 million in gross proceeds from the company’s public offering of common stock which closed on March 4, 2024.

Conference Call

Management will host a conference call to discuss Viking’s first quarter 2024 financial results today at 4:30 pm Eastern. To participate in the conference call, please dial (844) 850-0543 from the U.S. or (412) 317-5199 from outside the U.S. In addition, following the completion of the call, a telephone replay will be accessible until May 1, 2024, by dialing (877) 344-7529 from the U.S. or (412) 317-0088 from outside the U.S. and entering conference ID # 8359459. Those interested in listening to the conference call live via the internet may do so by visiting the Webcasts page of Viking’s website at http://ir.vikingtherapeutics.com/webcasts. An archive of the webcast will also be available on the Webcasts page of Viking’s website for 30 days.

About Viking Therapeutics, Inc.

Viking Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development of novel first-in-class or best-in-class therapies for the treatment of metabolic and endocrine disorders, with three compounds currently in clinical trials. Viking’s research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients’ lives. Viking’s clinical programs include VK2809, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the treatment of lipid and metabolic disorders, which is currently being evaluated in a Phase 2b study for the treatment of biopsy-confirmed non-alcoholic steatohepatitis (NASH) and fibrosis. In a Phase 2a trial for the treatment of non-alcoholic fatty liver disease (NAFLD) and elevated LDL-C, patients who received VK2809 demonstrated statistically significant reductions in LDL-C and liver fat content compared with patients who received placebo. Viking is also developing VK2735, a novel dual agonist of the glucagon-like peptide 1 (GLP-1) and glucose-dependent insulinotropic polypeptide (GIP) receptors for the potential treatment of various metabolic disorders. Data from a Phase 1 and a Phase 2 trial evaluating VK2735 (dosed subcutaneously) for metabolic disorders demonstrated an encouraging safety and tolerability profile as well as positive signs of clinical benefit. The company is also evaluating an oral formulation of VK2735 in a Phase 1 trial. In the rare disease space, Viking is developing VK0214, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the potential treatment of X-linked adrenoleukodystrophy (X-ALD). VK0214 is currently being evaluated in a Phase 1b clinical trial in patients with the adrenomyeloneuropathy (AMN) form of X-ALD. Viking holds exclusive worldwide rights to a portfolio of five therapeutic programs, including VK2809 and VK0214, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated.

For more information about Viking Therapeutics, please visit www.vikingtherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, Inc., under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements about Viking's expectations regarding its clinical and preclinical development programs, anticipated timing for reporting clinical data and cash resources. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and adversely and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking's product candidate development activities and clinical trials, including those for VK2735, VK0214, VK2809, and the company's other incretin receptor agonists; risks that prior clinical and preclinical results may not be replicated; risks regarding regulatory requirements; and other risks that are described in Viking's most recent periodic reports filed with the Securities and Exchange Commission, including Viking's Annual Report on Form 10-K for the year ended December 31, 2023, and subsequent Quarterly Reports on Form 10-Q, including the risk factors set forth in those filings. These forward-looking statements speak only as of the date hereof. Viking disclaims any obligation to update these forward-looking statements except as required by law.

Viking Therapeutics, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2024	2023
Revenues	$—	$—
Operating expenses:
Research and development	24,103	11,008
General and administrative	9,970	9,529
Total operating expenses	34,073	20,537
Loss from operations	(34,073)	(20,537)
Other income (expense):
Amortization of financing costs	(28)	(28)
Interest income, net	6,745	1,034
Total other income, net	6,717	1,006
Net loss	(27,356)	(19,531)
Other comprehensive loss, net of tax:
Unrealized gain (loss) on securities	(1,125)	501
Foreign currency translation loss	(85)	(17)
Comprehensive loss	$(28,566)	$(19,047)
Basic and diluted net loss per share	$(0.26)	$(0.25)
Weighted-average shares used to compute basic and diluted net loss per share	103,457	78,352

Viking Therapeutics, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	March 31, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$195,579	$55,516
Short-term investments – available-for-sale	767,397	306,563
Prepaid clinical trial and preclinical study costs	2,716	2,624
Prepaid expenses and other current assets	643	2,522
Total current assets	966,335	367,225
Right-of-use assets	1,052	1,126
Deferred financing costs	98	106
Deposits	33	33
Total assets	$967,518	$368,490
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,225	$7,512
Other accrued liabilities	27,220	11,299
Lease liability, current	329	324
Total current liabilities	32,774	19,135
Lease liability, net of current portion	852	936
Total long-term liabilities	852	936
Total liabilities	33,626	20,071
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value: 10,000,000 shares authorized at March 31, 2024 and December 31, 2023; no shares issued and outstanding at March 31, 2024 and December 31, 2023	—	—
Common stock, $0.00001 par value: 300,000,000 shares authorized at March 31, 2024 and December 31, 2023; 110,228,869 shares issued and outstanding at March 31, 2024 and 100,113,770 shares issued and outstanding at December 31, 2023	1	1
Treasury stock at cost, no shares at March 31, 2024 and 2,193,251 shares at December 31, 2023	—	(6,795)
Additional paid-in capital	1,340,789	733,546
Accumulated deficit	(405,299)	(377,944)
Accumulated other comprehensive loss	(1,599)	(389)
Total stockholders’ equity	933,892	348,419
Total liabilities and stockholders’ equity	$967,518	$368,490

Contacts:

Viking Therapeutics

Greg Zante

Chief Financial Officer

858-704-4672

gzante@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

415-675-7402

tbrons@vidasp.com